Exhibit 99.1

PRESS RELEASE	Contact
For Immediate Release	Lynn Felsinger
Visualant, Inc.

206.903.1351 phone
206.903.1352 fax
lynn@visualant.net

Visualant Secures $3 Million Credit Line from Coventry Capital LLC

Seattle, WA., May 9, 2007, Business Wire-Visualant, Inc. (OTC BB: VSUL), a technology company developing spectral data-based security and quality control solutions, today announced that it has secured a $3 million convertible line of credit with Coventry Capital LLC., a Delaware investment banking firm.

The credit line initially is set at $1 million increasing to $3 million upon the Company’s achievement of mutually agreed upon performance criteria. “This credit line will allow the company to continue developing the technology underlying its recent patent filings,” said Brad Sparks, President and Chief Executive Officer of Visualant. “Funds will immediately be used to repay short term indebtedness, build working prototypes that demonstrate the effectiveness of our authentication technology, and to develop specific market applications.”

“Coventry Capital has demonstrated their confidence in Visualant by committing to this credit line,” said Ron Erickson, Chairman of the Board. “The credit line will allow the Company to grow while it continues to raise funds in the equity markets through its recent engagement of the investment banking firm Kaufman Bros. LP.”

About Visualant, Inc.

Visualant, Inc. develops low-cost, high-speed, light-based security and quality control solutions available for use in homeland security, anti-counterfeiting, forgery/fraud prevention, brand protection and process control applications. Our patent-pending technology uses controlled illumination with specific bands of light, measures and records what is seen, and manages data gathered in an innovative manner enabling our devices to establish a unique spectral signature for both individual and classes of items. Those spectral signatures, when matched against existing databases, allow precise identification and authentication of any item or substance.
Our common stock is listed on the OTC Bulletin Board under the symbol, "VSUL".

The statements made by Visualant, Inc. in this press release may be forward-looking in nature and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements describe the Company’s future plans, projections, strategies and expectations, and may be identified by words such as "expects”, "anticipates”, "intends”, "plans”," "believes”, "seeks”, "estimates" or words of similar meaning.  These forward-looking statements are based on assumptions and involve a number of risks, uncertainties, situations and other factors that may cause our or our industry’s actual results, level of activity, performance or achievements to be materially different from any future results, level of activity, performance or achievements expressed or implied by these statements.  These factors include changes in interest rates, market competition, changes in the local and national economies, and various other factors detailed from time to time in Visualant, Inc. SEC reports and filings, including our Annual Report on Form 10-KSB and subsequent Quarterly Reports on Form 10-QSB and Current Report on Form 8-K.  The Company undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date hereof to reflect the occurrence of unanticipated events.

# # #